DATED THE 3RD DAY OF FEBRUARY, 1994
             ***************************************************


                                   BETWEEN

                    MALAYSIAN HELICOPTER SERVICES BERHAD

                                     AND

                               WORLDCORP, INC.

                                     AND

                             WORLD AIRWAYS,INC.





                     ***********************************

                           SHAREHOLDERS AGREEMENT

                     ***********************************


                                Prepared By:-

                                 Skrine & Co
                           Advocates & Solicitors
                                Kuala Lumpur
                          File Ref KTN/142664.3/93

                                    INDEX

Clause          Heading

                Recitals. . . . . . . . . . . . . . . . . . . . . . . . .

  1.            Definitions . . . . . . . . . . . . . . . . . . . . . . .
  2.            Condition Precedent . . . . . . . . . . . . . . . . . . .
  3.            Exercise of Powers. . . . . . . . . . . . . . . . . . . .
  4.            Business of the Company . . . . . . . . . . . . . . . . .
  5.            Funding . . . . . . . . . . . . . . . . . . . . . . . . .
  6.            Board of Directors. . . . . . . . . . . . . . . . . . . .
  7.            Dividend Policy . . . . . . . . . . . . . . . . . . . . .
  8.            Procedural Matters. . . . . . . . . . . . . . . . . . . .
  9.            No Partnership. . . . . . . . . . . . . . . . . . . . . .
  10.           Force Majeure . . . . . . . . . . . . . . . . . . . . . .
  11.           Articles. . . . . . . . . . . . . . . . . . . . . . . . .
  12.           No Assignment . . . . . . . . . . . . . . . . . . . . . .
  13.           Binding Effect. . . . . . . . . . . . . . . . . . . . . .
  14.           Termination . . . . . . . . . . . . . . . . . . . . . . .
  15.           Notice. . . . . . . . . . . . . . . . . . . . . . . . . .
  16.           Appointment of Outside Counsel. . . . . . . . . . . . . .
  17.           Amendment . . . . . . . . . . . . . . . . . . . . . . . .
  18.           Governing Law . . . . . . . . . . . . . . . . . . . . . .
  19.           Dispute Resolution. . . . . . . . . . . . . . . . . . . .
  20.           No Waiver . . . . . . . . . . . . . . . . . . . . . . . .
  21.           Further Assurances. . . . . . . . . . . . . . . . . . . .
  22.           Confidentiality . . . . . . . . . . . . . . . . . . . . .
  23.           Publicity . . . . . . . . . . . . . . . . . . . . . . . .
  24.           Representations and Warranties. . . . . . . . . . . . . .
  25.           Entire Agreement. . . . . . . . . . . . . . . . . . . . .

                Schedule                 Reserved Matters

                Appendix I               Articles of Incorporation
                Appendix II              Bylaws

                           SHAREHOLDERS AGREEMENT


                AN AGREEMENT made the 3rd day of February, 1994, between:

                (1) MALAYSIAN HELICOPTER SERVICES BERHAD, a company incorporated in Malaysia with its registered office at No. 9A, Jalan Kemajuan, Section 13, 46200 Petaling Jaya, Selangor Darul Ehsan, West Malaysia;
                         Telephone: 011-60-3-756-1177, Telex: MA 36430,
                         Facsimile: 011-60-3-755-3823 ("MHS");

                (2) WORLDCORP, INC, a company incorporated in the State of Delaware, U.S.A., with its registered office at 13873 Park Center Road, Suite 490, Herndon, Virginia 22071, U.S.A., Telephone: (703) 834-9201;
                         Telex: 335479; Facsimile: (703) 834-9211
                         ("WORLDCORP"); And

                (3) WORLD AIRWAYS INC, a company incorporated in the State of Delaware, U.S.A., with its registered office at 13873 Park Center Road, Suite 490, Herndon, Virginia 22071 U.S.A., Telephone: (703) 834-9201; Telex: 335479; Facsimile: (703) 834-9211
                         (the "COMPANY").

                         WHEREAS:

                A.       The COMPANY is a subsidiary of WORLDCORP.

                B. MHS has entered into an agreement dated 30 October 1993 (the "Stock Purchase Agreement") with WORLDCORP and the COMPANY to acquire a 24.9% interest in the COMPANY. It is a term of the Stock Purchase agreement that the Parties shall enter into a Shareholders Agreement.

                C. Pursuant thereto the Parties now execute this Agreement to co-operate with each other in relation to their investment in the COMPANY and to regulate and govern their relationship as shareholders of the COMPANY upon the terms and subject to the conditions hereinafter contained.

                                 IT IS AGREED as follows:-

                1.               DEFINITIONS

                1.1 In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:

                         "Articles" means the Memorandum and Articles of Association of the COMPANY, or the Certificate of Incorporation of the COMPANY, as the case may be.

                         "Associated Company" means any company in which the COMPANY has a direct or indirect shareholding.

                         "Board" means the Board of Directors for the time being of the COMPANY.

                         "Bona Fide Offer" means any offer, in writing, including all the terms and conditions thereof, to purchase Common Stock.

                         "Business" means the business of the COMPANY as more particularly described in Clause 4;

                         "Business Plan" means programs of activities and operations, budgets, borrowings and funding of programs, credit limits, actual and projected revenue statements and pricing policy of the services provided by the

                         COMPANY relating to its current fiscal year, plus a projection thereof for each of the four (4) succeeding fiscal years.

                         "Common Stock" means, unless the context otherwise requires, post-split shares of the Common Stock of the COMPANY, par value $.001 per share.

                         "Director" means any director for the time being of the COMPANY.

                         "Parties" means MHS and WORLDCORP and "Party" shall be construed accordingly.

                         "Reserved Matters" means the matters set out in the Schedule.

                         "Shareholder" means any person who is a shareholder in the COMPANY at the relevant time.

                         "Shares" means shares (of whatever class or description) in the share capital of the COMPANY, and includes any shares issued and allotted following any increase in the share capital of the COMPANY.

                1.2 Words importing the singular include the plural and vice-versa, words importing a gender include every gender and references to persons include bodies corporate and unincorporate.

                1.3 All references to statutes include amendments to such statutes and re-enactments thereof as well as rules, regulations and all other subsidiary legislation made under the statutes and all amendments to and re-enactments of such subsidiary legislation.

                1.4 The headings to the Clauses and Schedules of this Agreement are for convenience only and have no legal effect. All references to Clauses and Schedules are to clauses in and schedules to this Agreement.

                2.               CONDITION PRECEDENT

                2.1 This Agreement shall not be binding on the Parties until and unless MHS acquires a 24.9% shareholding in the COMPANY as contemplated in the Stock Purchase Agreement.

                2.2 MHS agrees not to pledge, sell or transfer any of the said 24.9% Shares for three (3) years after the Closing Date (as defined in the Stock Purchase Agreement) without the prior written consent of WORLDCORP (which shall not be unreasonably withheld); Provided however that MHS may at any time transfer Shares to a wholly-owned subsidiary.

                3.               EXERCISE OF POWERS

                3.1 The Parties agree to exercise their rights as shareholders of the COMPANY in a manner which is consistent with the provisions of this Agreement, including using their best endeavours to procure that any Directors nominated by either Party also act in such a consistent manner in relation to the performance of their duties and functions as Directors. The provisions of this Clause 3.1 shall apply to the COMPANY and, mutatis mutandis, to every Associated Company.

                3.2              If, without the prior written consent of
                MHS: (1) the COMPANY sells all or substantially all of the COMPANY's business; (2) the COMPANY fundamentally changes its line of business (the events described in clauses (1) and (2) herein being hereinafter referred to as the "Fundamental Change Events"); or (3) WORLDCORP disposes of its holdings in the COMPANY so that WORLDCORP's ownership in the COMPANY falls below 51% of the voting capital stock of the COMPANY (a "Disposal Event"), then MHS shall have the option (a) to declare Clause 2.2 to be null and void and to sell all or a portion of the Shares to a third party; and/or
                (b) to require WORLDCORP to purchase all or part of MHS's Shares at fair market value; Provided Always that such value shall not be less than the aggregate of the costs borne by MHS in acquiring and holding those Shares. For this purpose, the holding costs of MHS shall be computed by applying the Prescribed Interest (as hereinafter defined) to the costs borne by MHS in acquiring those Shares calculated on a daily basis commencing from the date such acquisition costs were incurred to the date of the Disposal Event, or the Fundamental Change Event, as the case may be. For purposes of this Paragraph 3.2, the term "Prescribed

                Interest" means a rate equivalent to the average of the base lending rate of MALAYSIAN BANKING BERHAD during the aforesaid period.

                3.3 Without MHS's prior written consent, which consent shall not be unreasonably withheld, WORLDCORP agrees not to take any action that would cause MHS's ownership of the COMPANY to fall below 20%.

                3.4 In the event the COMPANY wishes to issue, or WORLDCORP wishes to sell, transfer or otherwise dispose of any or all of their Common Stock, except for: (1) the purposes of corporate liquidity; (2) any compensation plan for officers, directors and/or employees of the Company; (3) an initial public offering of Shares of the COMPANY; and (4) any shares issued to a prospective strategic partner of the COMPANY in Latin America, and the COMPANY or WORLDCORP (herein, the "Seller") has received, from a third party (herein, a "Purchaser"), a Bona Fide Offer to purchase or otherwise take delivery of any or all of said shares, the Seller shall, before conveying any interest in such shares, offer such shares to MHS on the following terms and conditions:

                         (a) The Seller shall provide written notice (a "Transfer Notification") to MHS of the Bona Fide Offer to sell or otherwise dispose of such shares. The Transfer Notification shall (i) include a copy of the Bona Fide Offer setting forth all of the terms of the proposed transaction, including, without limitation, the name and address of the Purchaser, the number of shares to be conveyed, the date of the Bona Fide Offer and the terms of payment (if any) for such shares; (ii) include the terms of any transactions between the Seller and Purchaser that reasonably could be expected to influence the terms and conditions of the Bona Fide Offer; and (iii) offer the shares subject to the proposed transaction to MHS at the price offered by the Purchaser in the Bona Fide Offer.

                         (b) If MHS decides to purchase any or all of the shares subject to the Bona Fide Offer, MHS shall, within ten (10) days of receipt of the Transfer Notification, (i) notify the Seller, in writing, of MHS's intent to exercise its right of first refusal to purchase the shares subject to the Bona Fide Offer and (ii) offer, in writing, to purchase such shares at a price equal to the price offered in the Bona Fide Offer (hereinafter referred to as the "First Refusal Offer").

                         (c) MHS's failure to provide the Seller with a First Refusal Offer in accordance with the provisions of paragraph 3.4(b) of this Clause 3 shall constitute a waiver of MHS's right of first refusal with respect to the shares subject to the Bona Fide Offer for a period of sixty (60) days from the expiration of the ten (10) day period specified in paragraph 3.4(b) of this Clause 3 for the sole purpose of permitting the Seller to accept the Bona Fide Offer on the exact terms set forth therein. MHS's right of first refusal shall reattach to the shares subject to the Bona Fide Offer in the event the Bona Fide Offer is not so accepted within such sixty (60) day period.

                         (d) If MHS has agreed to pay the price offered in the Bona Fide Offer or the Seller has accepted the First Refusal Offer, the Seller shall, within ten (10) days of such acceptance or receipt of the First Refusal Offer, whichever occurs first, submit the appropriate share certificates to MHS properly endorsed for transfer to MHS and upon receipt of appropriate certificates so endorsed, MHS shall remit to the Seller an amount equal to the purchase price of such shares.

                4.               BUSINESS OF THE COMPANY

                4.1 The Parties agree that the business objectives of the COMPANY and its Associated Companies is the performance of air transportation, and services related thereto, pursuant to Certificates of Public Convenience and Necessity issued by the Department of Transportation and operating certificates issued by the Federal Aviation Administration. If the Company fundamentally changes its line of business from the performance of air transportation, MHS shall have the remedies set forth in Paragraph 3.2 hereof.

                4.2 In keeping with the intent of Clause 4.1, the COMPANY affirmatively covenants that it will take all actions necessary to keep its certificates and licenses in full force and effect.

                5.               FUNDING

                5.1 In keeping with its responsibilities for the overall supervision and management of the affairs of the COMPANY, the Board of the COMPANY shall decide from time to time on the funding requirements of the COMPANY, and shall approve the structure and terms of any debt financing involving the COMPANY, subject to the other provisions of this Agreement, including the Reserved Matters.

                5.2 In acknowledgment of the fact that WORLDCORP and the COMPANY currently share common premises and a common staff of employees (including executives, administrative and support personnel), the Parties agree that from time to time, they will mutually agree upon the allocation of administrative expenses in order to achieve a proper allocation of such expenses.

                6.               BOARD OF DIRECTORS

                6.1 Each Party shall be entitled to nominate a number of Directors that as nearly as possible reflects its proportionate voting rights in respect of the COMPANY, and, in any event, MHS shall be entitled to nominate a minimum of two (2) Directors. MHS and WORLDCORP shall cast their votes in their capacities as Shareholders to ensure that each other's nominees are elected as Directors. Either Party may at any time and in its sole discretion by notice in writing to the other terminate the nomination of any Director nominated by it and nominate another person in his place and each Party shall cooperate in effecting such change of Directors. And, in any event, in no instance shall a Director nominated by MHS be removed from his office without the consent of the Parties.

                6.2 Without prejudice to Clause 6.1, MHS and WORLDCORP hereby agree to consult with each other with respect to the appointment of Directors. Any casual vacancy on the Board of Directors of the COMPANY caused by a MHS or WORLDCORP nominated Director ceasing to be a Director shall be filled on the basis of maintaining the ratios referred to in Clause 6.1.

                6.3              The Parties shall endeavour to ensure
                that:-

                         (a) all Board meetings shall be held at least at quarterly intervals and not less than fourteen (14) days notice of such meetings together with details of the agenda and all Board papers supporting the items on the agenda shall be given to all Directors;

                         (b) upon receipt of the agenda and prior to the meeting the Directors endeavour to consult with each other on every item on the agenda;

                         (c) no Board meeting shall proceed unless at least one Director elected as a nominee of MHS and one Director elected as a nominee of WORLDCORP is present at that meeting; and

                         (d) all costs associated with attending Board meeting by Directors including travelling and accommodation and all costs incurred by Directors in attending to the Business of the COMPANY shall be re-imbursed by the COMPANY in accordance with its reimbursement policy.

                6.4 The Board shall be responsible for formulating the implementing the general policy of the COMPANY and supervising the operation and management of the Business in accordance with this Agreement, the Articles and resolutions of Shareholders and shall report from time to time and in any event at intervals of not more than three
                (3) months to the Shareholders. The Board shall set financial targets for the operation of the COMPANY and, in setting such targets, the Board shall take all steps to ensure the payment of dividends to the shareholders of the COMPANY on a regular basis, consistent with applicable law, while ensuring sufficient reserves for the COMPANY are maintained and that the dividend policy referred to in Clause 7 is adhered to.

                6.5 The COMPANY shall provide MHS with monthly financial statements and reports of the COMPANY's performance and provide MHS with a copy of the Business Plan and the annual budget once they have been approved by the Board. Any material deviation from the Business Plan or the budget, once they have been adopted, must be approved by the Board.

                6.6 No resolution for any of the Reserved Matters shall be passed unless each Party, or directors nominated by each Party, as the case may be, votes in the affirmative.

                6.7 MHS shall, if it so requests WORLDCORP in writing, be entitled to have its nominees appointed to the boards of directors of all Associated Companies of the COMPANY in the same ratios as those referred to in Clause 6.1, and WORLDCORP shall exercise WORLDCORP's rights so as to support such appointments.

                6.8 The provisions of this Clause 6 shall apply to the COMPANY and, mutatis mutandis, to every Associated Company.

                6.9 The nominee directors of MHS shall have no liability for, and shall be indemnified by the COMPANY and by WorldCorp for and against, any and all losses, claims, damages and causes of action, arising out of, connected with, or related to, any environmental issues or matters involving the COMPANY. WORLDCORP and the COMPANY shall cause to be reported to the Board all environmental issues or matters involving the COMPANY under Federal, state and other applicable laws, and the proper disposition of said environmental issues or matters.

                6.10 WORLDCORP shall disclose in writing any beneficial interest, directly or indirectly, in any transaction that WORLDCORP, any of its directors, officers, employees or affiliates has or proposes to have in the said transaction to the Board before the said transaction is approved by the Board. The Directors nominated by WORLDCORP shall abstain from voting the approval of any transaction in excess of $100,000 and not in the ordinary course of the COMPANY's or WORLDCORP's business, in which WORLDCORP, any of its directors, officers, employees or affiliates has or proposes to have any said beneficial interest.

                7.               DIVIDEND POLICY

                7.1 The COMPANY shall declare and distribute the amount properly payable in dividends subject to the requirements of law and general overall financial prudence.

                7.2 The Parties shall approve the recommendations of the Board regarding declarations of dividends which are made in accordance with Clause 7.1, and each distribution of a declared dividend shall be made within sixty (60) days of the completion of the final audit of the financial statements of the COMPANY at the end of each fiscal year of the COMPANY.

                7.3 The dividend policies in this Clause 7 shall be applied to the COMPANY and, mutatis mutandis, to all Associated Companies.

                7.4 WORLDCORP and the COMPANY agree to made an election pursuant to [Proposed] Treasury Regulations 1.1502-95, in the time and manner provided therein, apportioning the entire section 382 limitation (including the entire "value element" and the entire "adjustment element" as such terms are described in [Proposed] Treasury Regulations 1.1502-95) to the COMPANY, and shall not revoke such election without the written consent of MHS.

                8.               PROCEDURAL MATTERS

                8.1 The Parties shall use their best efforts to confer with each other, and to cause their nominated Directors to confer with each other, as the case may be, before any meeting at which a decision which is subject to this Agreement is to be made, so as to ensure that decisions will be in accordance with this Agreement. If necessary, a meeting shall be deferred so as to enable the Parties or the Directors to so confer.

                8.2              The Parties agree:-

                         (a)     to exercise all voting rights and
                                 powers of control in relation to
                                 the COMPANY so as to give full
                                 effect to the provisions of this
                                 Agreement;

                         (b)     to procure that the Directors
                                 nominated by each of them act as
                                 contemplated in this Agreement, and
                                 to procure that all persons
                                 directly or indirectly under their
                                 control shall refrain from acting
                                 in a manner which will hinder or
                                 prevent giving full effect to this
                                 Agreement; and

                         (c)     generally to use all reasonable
                                 endeavours to promote the Business
                                 and the interests of the COMPANY.

                8.3 This Clause 8 shall be applied to the COMPANY and, mutatis mutandis, to all Associated Companies.

                9.               NO PARTNERSHIP

                9.1 None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties and neither Party shall have authority to bind each other in any way.

                10.              FORCE MAJEURE

                10.1 If any Party is rendered wholly or partly unable to carry out its obligations under this Agreement by reason of events beyond its control ("force majeure events"), including, but not limited to, fire, flood, explosion, action of the elements, acts of God, accidents, epidemics, strikes, lockouts, other labour disputes, inability to obtain or shortages of supplies, equipment or transportation, insurrections, riots or other civil commotions, war, enemy action, acts, demands or requirements of governments or by other causes which it could not reasonably be expected to avoid, then the performance of the obligations of such Party as are affected by such causes shall be excused during the continuance of any inability so caused, but such inability shall as far as possible be remedied by the taking of precautions, any reasonable alternative measures or otherwise with all reasonable dispatch.

                10.2 Within fourteen (14) days of an occurrence of a force majeure event which renders a Party unable to carry out its obligations under this Agreement, the Party so affected shall give notice to the other of the specific nature of the occurrence and as far as possible, estimate its duration.

                11.              ARTICLES

                11.1 In the event of a conflict or inconsistency between the terms of this Agreement and the Articles, this Agreement shall prevail and the Parties agree to use their reasonable endeavours to procure the amendment of the Articles to remove as far as possible any such conflict or inconsistency.

                12.              NO ASSIGNMENT

                12.1 No Party to this Agreement may assign or transfer or propose to assign or transfer its rights or interest under this Agreement without the prior written consent of the other except in the case of an assignment or transfer to a wholly owned subsidiary of such assignor provided that such subsidiary shall execute a Deed in accordance with the provisions of Clause 13 and the assignor shall guarantee the due performance of the assignee's obligations pursuant to that Deed and this Agreement.

                13.              BINDING EFFECT

                13.1 This Agreement shall enure for the benefit of and shall be binding on the respective successors in title and permitted assigns of each Party who shall procure in transferring its interest hereunder or any of its Shares that each such transferee shall execute a Deed with the other Parties, by which the transferee agrees to be bound by terms identical, mutatis mutandis, to the terms of this Agreement (including the terms of this Clause as regards any subsequent transfer of the Shares or such interest).

                14.              TERMINATION

                14.1 This Agreement shall continue in full force and effect until the first to occur of the following:

                         (a)     either Party ceasing to be a
                                 Shareholder of no less than five
                                 per cent (5%) Shares respectively,
                                 or

                         (b)     both Parties unanimously agreeing
                                 in writing to terminate this
                                 Agreement.

                14.2 Termination of this Agreement shall not affect the rights and obligations of the Parties pursuant to this Agreement which are intended to survive such termination. Termination shall be without prejudice to any actions, claims or rights which may have accrued to any of the Parties prior to termination.

                15.              NOTICE

                15.1 Any notice or communication to be given under this Agreement shall either be delivered personally, sent by registered post or by telex. The address for service of each Party shall be those addresses mentioned above or as notified to the other from time to time. A notice shall be deemed to have been served as follows:-

                (a)      if personally delivered, at the time of
                         delivery;

                (b)      if posted, at the expiration of fourteen
                         (14) days after the envelope containing the notice was delivered into the custody of the postal authorities; or

                (c) if sent by telex, on receipt by the sender of the answerback code, of the addressee after transmission of the telex.

                15.2 In proving such service it shall be sufficient to prove that personal delivery was made, that the envelope containing such notice was properly addressed and delivered to the appropriate postal authority as a prepaid registered letter, or that the telex was sent to the telex number as notified by the recipient to the other Party to this Agreement.

                16.              APPOINTMENT OF OUTSIDE COUNSEL

                16.1 In recognition of the importance of proper legal representation, the Parties agree that the appointment of outside litigation counsel shall be mutually agreeable to the Parties.

                17.              AMENDMENT

                17.1 The Parties to this Agreement agree to meet periodically to review the provisions and practical operation and performance of this Agreement.

                17.2 No modification or alteration of, or addition to, any of the provisions of this Agreement shall be made unless agreed to by all the Parties in writing.

                17.3 The Parties agree that the Articles of Incorporation and the Bylaws of the Company, appended to this Agreement as Appendix I and Appendix II, are as stated, and that, notwithstanding any other provisions of the applicable law, the Articles of Incorporation and the Bylaws, as hereto appended, shall not be amended without the express written consent of the Parties.

                18.              GOVERNING LAW

                18.1 This Agreement shall be governed by, and interpreted in accordance with the laws of Virginia, and the Parties consent to the non-exclusive jurisdiction of the courts in Virginia.

                19.              DISPUTE RESOLUTION

                19.1             In the event of:-

                         (a)     a material breach of an obligation
                                 under this Agreement; or

                         (b)     a dispute relating to any other
                                 matter arising out of this
                                 Agreement, the Party alleging the
                                 breach or the dispute shall
                                 forthwith give notice to the other
                                 Party:-

                         (i)     in the case of a material breach to
                                 remedy the breach within thirty
                                 (30) days of such notice; or

                         (ii)    in the case of a dispute, to enter
                                 into informal negotiations to
                                 settle the dispute amicably within
                                 thirty (30) days of such notice.

                19.2 Where the breach is not remedied or where the dispute is not settled within the thirty (30) day period stipulated in Clause 19.1, the matter shall be termed a "Declared Dispute" and referred to the Executive Director of MHS and the President of WORLDCORP respectively or equivalent officer of the Parties ("CEO's").

                19.3 If the Declared Dispute is not resolved by agreement between the CEO's within thirty (30) days of its referral, then either Party may refer the matter for arbitration to the American Arbitration Association, Washington, DC. The arbitration shall take place in Washington, D.C. The arbitration panel shall consist of three arbitrators, one of which shall be selected by MHS and one of which shall be selected by the COMPANY. The arbitrators selected by MHS and the COMPANY shall, not later than fifteen (15) days after their appointment, appoint a third neutral arbitrator to the panel. If the MHS and the COMPANY appointed arbitrators cannot agree within said fifteen (15) day period upon the appointment of the neutral third arbitrator, said neutral arbitrator shall be chosen according to the rules of the American Arbitration Association then in effect. The decision of the panel of three (3) arbitrators shall be final and binding on the Parties, and the Parties may enforce the arbitration decision in any court of appropriate jurisdiction.


                20.              NO WAIVER

                20.1 A Party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a Party shall not prevent a further exercise of that or of any other right, power or remedy. Failure by a Party to exercise, or any delay in exercising a right, power or remedy shall not prevent its exercise and shall not amount to a waiver.

                21.              FURTHER ASSURANCES

                21.1 At the request of another Party a Party shall, at its own expense, execute the documents and do everything reasonably necessary to give effect to this Agreement and the transactions contemplated by it.

                22.              CONFIDENTIALITY

                22.1 All information exchanged between the Parties under this Agreement or during the negotiations preceding this Agreement and relating to the terms and conditions of this Agreement or to any of the activities contemplated by this Agreement is confidential to them, their employees, legal advisers and other consultants and may not be disclosed to any other person except:-

                         (a)     to Shareholders of at least 15% of
                                 the Parties or their parent
                                 companies;

                         (b)     for the purposes of this Agreement
                                 or otherwise with the consent of
                                 the Party who supplied the
                                 information;

                         (c)     if the information is, at the date
                                 this Agreement is entered into,
                                 lawfully in the possession of the
                                 recipient of the information
                                 through sources other than the
                                 Party who supplied the information;

                         (d)     if required by law or regulatory
                                 authorities;

                         (e)     in connection with legal
                                 proceedings relating to this
                                 Agreement; or

                         (f)     if the information is generally and
                                 publicly available.

                22.2 Each Party shall use reasonable endeavours to ensure that any person to whom confidential information is disclosed by that Party undertakes to observe the confidentiality undertakings herein. Each Party shall treat all confidential information of the other Party in the same manner in which it treats its own confidential information.

                23.              PUBLICITY

                23.1 No Party to this Agreement shall make any media or other announcements or releases relating to this Agreement and the transactions the subject of this Agreement without the approval of the other Party unless that announcement or release is required to be made by law or regulatory authorities.

                24.              REPRESENTATIONS AND WARRANTIES

                24.1 Except as previously disclosed, MHS and WORLDCORP and the COMPANY each represents and warrants to the other that:-

                         (a)     it has the full corporate power and
                                 authority to enter into and perform
                                 this Agreement and all transactions
                                 and undertakings contemplated
                                 herein and that all corporate and
                                 other actions required to authorise
                                 it to enter into and perform this
                                 Agreement have been or will be
                                 properly taken;

                         (b)     it is a corporation duly organised
                                 and validly existing under the laws
                                 of the applicable state or country
                                 of incorporation and is duly
                                 qualified and in good standing in every
                                 other state or jurisdiction in which the nature of its business requires such qualification;

                         (c)     it has capital sufficient to carry
                                 on its business and all businesses
                                 in which it is about to engage;

                         (d)     except as disclosed in the Stock
                                 Purchase Agreement, there is no
                                 pending or threatened litigation,
                                 actions or proceedings which
                                 involve the possibility of
                                 materially and adversely affecting
                                 its business, assets, operations,
                                 condition or prospects, financial
                                 or otherwise or the ability of it
                                 to perform this Agreement;

                         (e)     this Agreement will not cause a
                                 breach of any covenants contained
                                 in any loan or lease agreements to
                                 which WORLDCORP or the COMPANY are
                                 parties;

                         (f)     it is not bankrupt or insolvent, it
                                 has not committed any act of
                                 bankruptcy, and there is no pending
                                 threat of bankruptcy or insolvency;

                         (g)     it is currently capable of paying
                                 its debts when due; and

                         (h)     this Agreement has been duly
                                 executed by it and is valid and
                                 binding upon it in accordance with
                                 its terms.

                24.2 All representations and warranties made by MHS, the COMPANY or WORLDCORP under this Clause 24 are made on and as of the Closing Date (as defined in the Stock Purchase Agreement) and shall not survive said Closing Date.


                25.              ENTIRE AGREEMENT

                25.1 This Agreement is intended to regulate the relationship between and amongst the Parties in their capacities as Shareholders, and shall be construed and given effect to as such. This Agreement constitutes the entire agreement between the Parties in relation to the subject matter hereof.

                                  SCHEDULE

                              RESERVED MATTERS

                                 The following are Reserved Matters:-

                1. do or suffer to be done any act or thing whereby the COMPANY may be wound up
                         (whether voluntarily or compulsorily),
                         except as otherwise expressly provided for in this Agreement;

                2. other than in the ordinary course of the airline business described in Clause 4:

                         (a)     acquire, purchase or subscribe for
                                 any shares, debentures, mortgages
                                 or securities (or any other
                                 interest therein) in any company,
                                 trust or other body;

                         (b)     acquire any assets in excess of US
                                 Dollars $100,000/-;

                         (c)     creating any guarantee, indemnity
                                 or loan by the COMPANY in excess of
                                 US Dollars $100,000/-;

                         (d)     the raising of any debt in excess
                                 of US Dollars $100,000/-; and

                         (e)     approval of any other expenditures
                                 in excess of US Dollars $50,000/-.

                3.       sale of all or substantially all of the
                         COMPANY's business or a fundamental change in the line of business;

                4. any increase or reduction in the Share capital or the issue of any new Shares which in any way impacts MHS's 24.9% interest in the COMPANY, except for: (i) the purposes of corporate liquidity; (ii) any compensation plan for officers, directors and/or employees of the COMPANY;
                         (iii) an initial public offering of Shares of the COMPANY; and (iv) shares issued to a prospective strategic partner of the COMPANY in Latin America;

                5.       the appointment of outside auditors; and

                6. the appointment of any committee of the Directors, or delegation of any of the powers of the Directors to a committee, unless the ratio of Directors on such committee is consistent with the ratio specified in Clause 6.1.

                         IN WITNESS WHEREOF, the duly authorised
representatives of the Parties have executed this Agreement on the date first above-written.


Signed by       Wan Malek Ibrahim        )
                                         ) /s/ Wan Malek Ibrahim
for and on behalf of                     )
MALAYSIAN HELICOPTER SERVICES BHD        )
in the presence of:-
/s/ Zakaria Abd. Hamid

Signed by       T. Coleman Andrews, III  )
                                         ) /s/ T. Coleman Andrews, III
for and on behalf of                     )
WORLDCORP, INC.                          )
in the presence of:-                     )
/s/ Andrew M. Paalborg

Signed by       T. Coleman Andrews, III  )
                                         ) /s/ T. Coleman Andrews, III
for and on behalf of                     )
WORLD AIRWAYS, INC.                      )
in the presence of:-                     )
/s/ Andrew M. Paalborg



Disk Loc: Drew # 5
File Loc: sharagre